Exhibit 99.1

CONTACT:    Michael Gray, Senior Vice President Finance, CFO
 (408) 542-0585

SANDISK ANNOUNCES FOURTH QUARTER AND FISCAL 2002 EARNINGS

Record Quarterly Revenues Driven By Strong Growth In Retail Sales And Royalties

SUNNYVALE, CA, January 22, 2003 . . . SanDisk Corporation (NASDAQ:SNDK), the world’s largest supplier of flash memory data storage products, today announced results for its fourth quarter ended December 31, 2002. Total fourth quarter revenues were a record $179.8 million, up 27% sequentially from the prior quarter. Product revenues were $158.7 million, up 20% sequentially. Retail sales increased 35% and represented 69% of product sales, while OEM/Industrial sales declined 4% relative to the prior quarter due to continuing weakness in the Industrial/Telecom sector. Fourth quarter revenues from licenses and royalties were $21.1 million, up 133% sequentially due primarily to increased royalty-bearing sales by licensees. Product gross margin was a record 37%, up from 34% in the prior quarter. The average price per megabyte sold declined 15% sequentially. Fourth quarter units sold increased 21% and megabytes sold increased 43% compared to the previous quarter, both representing new record levels. Fourth quarter net income was $19.6 million, up 73% sequentially. Earnings per share were $0.26 per diluted share, up 63% sequentially and are net of unrealized losses of $15.8 million, before tax, or $0.20 per share, due to revaluation of the Company’s equity investments in Tower Semiconductor and Divio.

Total revenue for fiscal 2002 was $541.3 million, up 48% from $366.3 million in 2001. Product revenues were $492.9 million, up 56% from $316.9 million in 2001. Revenues from licenses and royalties were $48.4 million, down 2% from $49.4 million in 2001. Net income was $36.2 million, compared to a net loss of $297.9 million in 2001. The net loss in 2001 included other-than-temporary impairment charges of $302.3 million, or $188.1 million net of tax. Earnings per share for fiscal 2002 were $0.51 per diluted share, which compared to a net loss of $4.37 per diluted share in 2001.

Product revenues for the fourth quarter of 2002 increased 90% and the average selling price per megabyte declined 31% compared to the fourth quarter of 2001. The increase in revenue was driven by growth in units sold of 112% and in megabytes sold of 203% over the comparable period in 2001. Operating income totaled $42.6 million for the fourth quarter of 2002, compared to an operating loss of $14.7 million for the fourth quarter of 2001.

Net cash from operations was $40.9 million and $105.7 million for the fourth quarter and fiscal 2002, respectively. The Company’s cash and short-term investment position increased $96.8 million or 33% from the prior year.

In the fourth quarter, retail revenues showed particularly strong growth in the US and Pacific Rim regions, with strong contributions from Compact Flash (CF), Secure Digital (SD) and Smart Media cards. SD card sales increased 82% from the prior quarter. Digital cameras were one of the hottest consumer electronics sellers this holiday season and SanDisk was a direct beneficiary because of its broad line of card products and its global distribution channels.

The product gross margin improvement in the fourth quarter was attributable to cost efficiencies from higher sales levels, increased sales of MLC (Multi Level Cell) flash, as well as the sale of $3.6 million of NOR flash inventory that was previously written off, which represented 2% of product gross margin contribution.

“We are exceptionally pleased with the fourth quarter results,” said Eli Harari, President and CEO of SanDisk Corporation. “The outlook for 2003 is encouraging despite an anticipated seasonal decline in the first quarter sales compared to the traditionally strong fourth quarter. We believe the markets that we address are relatively young and according to market forecasts are projected to grow at a fast pace in the next few years, thus spurring sales growth for our products. We plan to launch in 2003 a number of new and exciting products, some of which were announced at the January Consumer Electronics Show in Las Vegas. In addition to the growing markets for our cards used in digital cameras and other digital consumer products, we continue to see strong design win activities, which we believe will give us increased penetration into new markets in 2003, such as advanced cell phones and embedded flash components. We believe that our ongoing transition from .16 micron to .13 micron NAND flash and MLC technology will allow us to continue our focus on aggressive cost reductions to give us a competitive cost structure. Despite the potential for near term pricing pressures, we are optimistic about the prospects for positive growth in our business in 2003.”

This news release contains certain forward-looking statements including our expectations for future design wins, new product introductions, future product revenues and bookings, earnings and profitability, product demand, average selling prices, and gross margins that are based on our current expectations and involve numerous risks and uncertainties that may cause these forward-looking statements to be inaccurate and may significantly and adversely affect our business, financial condition and results of operations. Risks that may cause these forward-looking statements to be inaccurate include among others: future average selling price erosion due to excess industry capacity and extreme price competition; increased expenses and fluctuations in operating results and yields related to the startup of .13 micron flash memory wafer production for FlashVision at the Yokkaichi facility in Japan; our increased exposure to interruption of supply due to our increased dependence on a principal source at Yokkaichi for our supply of NAND flash memory; the current global economic conditions in general and in our markets in particular; the timely development, internal qualification and customer acceptance of new products based on the NAND MLC .13 micron flash chips that SanDisk is obligated to purchase from FlashVision; fluctuations in royalty revenues due to industry wide changes in demand for flash memory products which impact royalty bearing sales of our licensees; the timely introduction and acceptance of new consumer products that incorporate our flash storage devices; slower than expected growth in the emerging markets for our products which may result in reduced sales and increased inventory; successful management of assembly operations in China and Taiwan; the unknown economic impact of terrorist attacks and the military response thereto, or a war with Iraq or in the Korean peninsula; seasonality of product sales; market acceptance of our Secure Digital, Cruzer, Memory Stick and Ultra CompactFlash card products; our ability to prevail in patent litigation proceedings; further impairment of our investments in Tower Semiconductor Ltd. and Divio, Inc. due to further decline in the stock valuation of either of these companies and the other risks detailed from time to time in our Securities and Exchange Commission filings and reports, including, but not limited to, our Form 10Q for the quarters ended September 30, 2002, and the Annual Report on Form 10-K/A for the year ended December 31, 2001. Future results may differ materially from those previously reported. We assume no obligation to update the information contained in this release.

SanDisk Corporation, the world’s largest supplier of flash data storage products, designs, manufactures and markets industry-standard, solid-state data, digital imaging and audio storage products using its patented, high density flash memory and controller technology. SanDisk is based in Sunnyvale, CA.

SanDisk’s fourth quarter and fiscal 2002 conference call is scheduled for 2:00 p.m. Pacific Time, Wednesday, January 22nd. The phone number is (800) 500-0177. The conference call is being webcast by CCBN and can be accessed at SanDisk’s website at www. sandisk.com/IR and at www. streetevents.com for institutional investors. The webcast will be available through Wednesday, January 29, 2003. The call will also be available by replay after 6:00 p.m. Pacific Time through Sunday, January 26, 2003, by dialing (888) 203-1112 and entering the pass code 517561.

SanDisk’s web site / home page address: http:/ / www. sandisk.com

All trade names are either registered trademarks or trademarks of their respective holders.

SanDisk Corporation
Condensed Consolidated Statement of Operations
(In thousands, except per share data, unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2002	2001	2002	2001
Revenues:
Product	$158,714	$83,364	$492,900	$316,867
License and royalty	21,114	8,575	48,373	49,434

Total revenue	179,828	91,939	541,273	366,301

Cost of product sales	99,882	77,335	352,452	392,293

Gross profit (loss)	79,946	14,604	188,821	(25,992)

Operating expenses:
Research and development	17,328	13,700	63,177	58,931
Sales and marketing	11,800	11,161	40,407	42,576
General and administrative	8,168	4,407	27,086	16,981
Restructuring	—	—	—	8,510

Total operating expenses	37,296	29,268	130,670	126,998

Operating profit (loss)	42,650	(14,664)	58,151	(152,990)

Equity in income of joint ventures	572	781	856	2,082
Interest income	2,124	2,496	8,675	12,404
Interest expense	(1,593)	(109)	(6,700)	(138)
Loss in investment in foundries	(13,962)	(5,942)	(15,163)	(302,293)
Loss in equity investment	(1,800)	—	(2,700)	—
Other(expense) income, net	(518)	1,616	(3,140)	(1,009)

Income (loss) before taxes	27,473	(15,822)	39,979	(441,944)

Provision for (benefit from) income taxes	7,863	(41,450)	3,739	(144,000)

Net income (loss)	$19,610	$25,628	$36,240	($297,944)

Net income (loss) per share
Basic	$0.28	$0.37	$0.53	$(4.37)
Diluted	$0.26	$0.36	$0.51	$(4.37)

Shares used in computing net income (loss) per share
Basic	69,057	68,401	68,805	68,148
Diluted	80,213	70,716	71,230	68,148

SanDisk Corporation
Condensed Consolidated Balance Sheets
(In thousands)

	December 31, 2002	December 31, 2001*
ASSETS	(unaudited)

Curent Assets:
Cash and cash equivalents	$266,635	$189,499
Short-term investments	189,856	105,501
Investment in foundries	110,069	105,364
Accounts receivable, net	81,086	45,223
Inventories	91,195	57,881
Tax refund receivable	1,563	28,473
Prepaid expenses and other current assets	16,926	12,129

Total current assets	757,330	544,070
Restricted cash and cash equivalents	—	64,734
Property and equipment, net	30,307	33,730
Investment in foundries	24,197	41,380
Restricted investment in UMC	—	64,734
Investment in FlashVision	142,825	153,168
Deferred tax asset	6,922	18,842
Deposits and other non-current assets	14,598	13,603

Total Assets	$976,179	$934,261

LIABILITIES AND STOCKHOLDERS’ EQUITY:

Current Liabilities:

Accounts payable	$29,323	$19,938
Accounts payable to related parties	29,113	24,008
Accrued payroll and related expenses	11,690	5,279
Income taxes payable	15,978	12,269
Deferred tax liability	6,922	18,842
Research & development liability, related party	6,714	15,256
Other accrued liabilities	29,380	22,484
Deferred income on shipments to distributors and retailers and deferred revenue	43,760	11,613

Total current liabilities	172,880	129,689
Convertible subordinated notes payable	150,000	125,000
Other non-current liabilities	2,404	—
Deferred revenue	23,175	4,193

Total Liabilities	348,459	258,882

Stockholders’ Equity:
Common stock	585,968	580,431
Retained earnings	84,765	48,525
Accumulated other comprehensive (loss) income	(43,013)	46,423

Total stockholders’ equity	627,720	675,379
Total Liabilities and Stockholders’ Equity	$976,179	$934,261